Exhibit 99.1

Allegheny Technologies Suspends Quarterly Dividend

PITTSBURGH--(BUSINESS WIRE)--December 1, 2016--Allegheny Technologies Incorporated (NYSE:ATI) announced today that its Board of Directors has decided to suspend its quarterly dividend effective immediately.

“We expect ATI’s financial performance to improve significantly in 2017 as a result of strong profitable growth in our High Performance Materials & Components segment, a return to modest profitability in our Flat Rolled Products segment, and the aggressive cost reduction actions we have taken since late last year,” said Rich Harshman, Chairman, President and CEO.

“As earnings improve in 2017 and beyond, the resulting annual free cash flow, after necessary capital expenditures, will be used primarily to reduce debt, improve the funded position of the Company’s defined benefit pension plan, and improve liquidity. We are focused on creating long-term shareholder value by returning ATI to sustainable profitability, strengthening our balance sheet, and restoring and maintaining financial flexibility and strong liquidity.

“In support of these objectives, ATI’s Board of Directors has decided to suspend the quarterly dividend beginning in the fourth quarter 2016. Suspending the quarterly dividend, which saves nearly $35 million annually, provides additional liquidity and financial flexibility as we enter 2017 and the latter stage of ATI’s transformation.

“As previously reported, in 2017 we plan to make a $135 million contribution to our U.S. defined benefit pension plan and repay our $100 million term loan due in 2017. In addition, we expect capital expenditures to be approximately $120 million in 2017, and to be approximately $100 million annually for several years beyond 2017.”

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.1 billion for the twelve month period ending September 30, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan Greenfield, 412-394-3004